Exhibit 99.1

WONYA LUCAS JOINS JCPENNEY BOARD OF DIRECTORS

PLANO, Texas - (Aug. 17, 2017) - J. C. Penney Company, Inc. (NYSE: JCP) today announced the election of Wonya Lucas, president and chief executive officer of Public Broadcasting Atlanta, to its board of directors. Highly regarded for her mass communications and broadcasting leadership, Lucas has vast knowledge in how media strategy, digital content, marketing and distribution drive consumer behavior.

“Wonya has an impressive background that spans brand management and corporate and media strategy, and has been responsible for creating some of television’s most highly acclaimed viewer programming,” said Marvin R. Ellison, chairman and chief executive officer of JCPenney. “Her distinguished background brings tremendous value to our board as JCPenney continues to build mindshare in a media landscape saturated with news and information.”

Before her leadership position with Public Broadcasting Atlanta, which includes NPR station WABE, and Atlanta’s PBS station, PBA, Lucas was president and chief executive officer for TV One, where she was responsible for all strategic decisions and daily operations. Prior to joining TV One, Lucas held several positions at Discovery Communications, including executive vice president and chief operating officer for Discovery Channel and Science Channel and global chief marketing officer with responsibility for marketing in 210 countries and over 130 networks. While at Discovery, Lucas helped launch Investigation Discovery (ID), HUB and OWN networks.

Prior to joining Discovery Communications in 2008, Lucas served as general and manager and executive vice president of The Weather Channel Networks, where she was responsible for daily operations, programming development, corporate strategy and development, strategic marketing for The Weather Channel and weather.com. Before joining The Weather Channel in 2002 as executive vice president of marketing, Lucas held several positions at Turner Broadcasting, including senior vice president of strategic marketing for cnn.com and CNN Networks Worldwide, vice president of business operations and network development for Turner Entertainment and vice president of entertainment marketing for TNT. Her other experience includes brand management roles for The Coca-Cola Company and The Clorox Company.

“What drew me to the JCPenney Board was the Company’s sense of community and the trust they’ve earned from millions of families who count on JCPenney for quality and value,” said Lucas. “I feel honored to be supporting the Company at a time when building brand relevance and competitive differentiation are more important than ever.”

Lucas holds a B.S. degree in industrial and systems engineering from the Georgia Institute of Technology, and an MBA in finance and marketing from The Wharton School at the University of Pennsylvania.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; follow us at @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishings retailers, combines an expansive footprint of approximately 875 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to connect with shoppers how, when and where they prefer to shop. At every customer touchpoint, she will get her Penney’s worth of a broad assortment of products from an extensive portfolio of private, exclusive and national brands. Powering this shopping experience is the customer service and warrior spirit of over 100,000 associates across the globe, all driving toward the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

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